Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Unum Group Stock Incentive Plan of 2012 of Unum Group of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedules of Unum Group, and the effectiveness of internal control over financial reporting of Unum Group, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

September 5, 2012